Exhibit 4.1

SIRVA, INC.
AMENDED AND RESTATED
OMNIBUS STOCK INCENTIVE PLAN

Article I
Purposes

The purposes of the Plan are to foster and promote the long-term financial success of the Company and the Subsidiaries and materially increase shareholder value by (i) motivating superior performance by Participants, (ii) providing Participants with an ownership interest in the Company, and (iii) enabling the Company and the Subsidiaries to attract and retain the services of outstanding Employees upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent.

Article II
Definitions

2.1           Certain Definitions.  Capitalized terms used herein without definition shall have the respective meanings set forth below:

“Adjustment Event” means any dividend payable in capital stock, and any stock split, share combination, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event affecting, in each case, the Common Stock.

“Affiliate” means, with respect to any person, any other person controlled by, controlling or under common control with such person.

“Alternative Award” has the meaning given in Section 10.2.

“Award” means any Option, Stock Appreciation Right, Performance Stock, Performance Unit, Restricted Stock, Restricted Stock Unit, or Deferred Stock granted pursuant to the Plan, including an Award combining two or more types in a single grant.

“Award Agreement” means any written agreement, contract, or other instrument or document evidencing any Award granted by the Committee pursuant to the Plan.

“Business” has the meaning given in Article IX.

“Board” means the Board of Directors of the Company.

“Cause” means, except as otherwise defined in an Award Agreement, with respect to any Participant (as determined by the Committee in its sole discretion) (i) the continued and willful failure of the Participant substantially to perform the duties of his or her employment for the Company or any Subsidiary (other than any such failure due to the Participant’s Disability); (ii) the Participant’s engaging in willful or serious misconduct that has caused or could reasonably be expected to result in material injury to the Company or any of its Subsidiaries or Affiliates, including, but not limited to by way of damage to the Company’s or a Subsidiary’s reputation or public standing; (iii) the Participant’s conviction of, or entering a plea of guilty or nolo contendere to, a crime constituting a felony in the jurisdiction involved or (iv) the Participant’s material violation or breach of the Company’s or any Subsidiary’s code of conduct or ethics or other Company policy or rule or the material breach by the Participant of any of his or her obligations under any written covenant or agreement with the Company or any of its Subsidiaries or Affiliates; or (v) any failure by the Participant to cooperate, if requested by the Company or any Subsidiary, with any investigation or inquiry into the Participant’s or the Company’s or any Subsidiary’s business practices, whether internal or external, including, but not limited to, the Participant’s refusal to be deposed or to provide testimony at any trial or inquiry; provided that, with respect to any Participant who is a party to an employment agreement with the Company or any Subsidiary, “Cause” shall have the meaning specified in such Participant’s employment agreement.

“Change in Control” means the first occurrence of any of the following events after the effective date of the Plan:

(i)            the acquisition by any person, entity or “group” (as defined in section 13(d) of the Exchange Act), other than the Company, the Subsidiaries, any employee benefit plan of the Company or the Subsidiaries, any stockholder holding 15% or more of the capital stock of the Company at the time this amended and restated Plan is adopted by the Board or any Affiliate of such stockholder, of 50% or more of the combined voting power of the Company’s then outstanding voting securities;

(ii)           within any twenty-four (24) month period, the Incumbent Directors shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company; provided, however, that any director elected to the Board, or nominated for election, by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this clause (b), but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or “group” other than the Board (including, but not limited to, any such assumption that results from clauses (i), (iii), (iv) or (v) of this definition);

(iii)          the merger or consolidation of the Company as a result of which persons who were holders of voting capital stock of the Company, immediately prior to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company;

(iv)          the approval by the stockholders of the Company of the liquidation or dissolution of the Company other than a liquidation of the Company into any Subsidiary or a liquidation a result of which persons who were stockholders of the Company immediately prior to such liquidation own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the entity that holds substantially all of the assets of the Company following such event; and

(v)           the sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, Affiliates of the Company, any stockholder holding 15% or more of the capital stock of the Company at the time this amended and restated Plan is adopted by the Board or any Affiliate of such stockholder.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to occur if the Company files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code.

“Change in Control Price” means the price per share offered in conjunction with any transaction resulting in a Change in Control on a fully-diluted basis (as determined in good faith by the Committee as constituted before the Change in Control, if any part of the offered price is payable other than in cash).

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Committee” means the Compensation Committee of the Board, which shall consist solely of two or more (i) “outside directors” within the meaning of Treas. Reg. Sec. 1.162-27 promulgated under section 162(m) of the Code and any successor regulation, (ii) “Non-Employee Directors” within the meaning of Rule 16b-3 promulgated under the Exchange Act, and (iii) “independent” under the New York Stock Exchange listing requirements.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company” means SIRVA, Inc., a Delaware corporation, and any successor thereto.

“Deferred Annual Amount” has the meaning given in Section 8.1.

“Deferred Stock” means a Participant’s contractual right to receive a stated number of shares of Common Stock or, if provided by the Committee on or after the grant date, cash equal to the Fair Market Value of such shares of Common Stock, under the Plan at the end of a specified period of time.

“Dividend Equivalents” means an amount equal to any dividends and distributions paid by the Company with respect to the number of shares of Common Stock subject to an Award.

“Disability” means, unless otherwise provided in an Award Agreement, a physical or mental disability or infirmity that prevents or is reasonably expected to prevent the performance of a Participant’s employment-related duties for a period of six months or longer and, within 30 days after the Company notifies the Participant in writing that it intends to terminate his employment, the Participant shall not have returned to the performance of his employment-related duties on a full-time basis; provided that, for purposes of any ISOs and any Awards subject to section 409A of the Code, the term “Disability” shall have meaning assigned to the term “Permanent and Total Disability” by section 22(e)(3) of the Code (i.e., physical or mental disability or infirmity lasting not less than 12 months).  The Committee’s reasoned and good faith judgment of Disability shall be final, binding and conclusive, and shall be based on such competent medical evidence as shall be presented to it by such Participant and/or by any physician or group of physicians or other competent medical expert employed by the Participant or the Company to advise the Committee.  Notwithstanding the foregoing (but except in the case of ISOs or any Awards subject to section 409A of the Code), with respect to any Participant who is a party to an employment agreement with the Company or any Subsidiary, “Disability” shall have the meaning, if any, specified in such Participant’s employment agreement.

“Employee” means any non-employee director, officer or employee of, or any natural person who is a consultant or advisor to, the Company or any Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“Fair Market Value” means, unless otherwise defined in an Award Agreement, the price at which one share of Common Stock was last sold on the New York Stock Exchange (or on such other recognized market or quotation system on which the trading prices of Common Stock are traded or quoted at the relevant time) as of the date for which such Fair Market Value is determined.  Notwithstanding anything to the contrary contained in this Plan, as of any date, Fair Market Value shall not be less than the fair market value of one share of Common Stock as determined under section 409A of the Code.

“Financial Gain” has the meaning given in Article IX.

“Incumbent Director” means with respect to any period of time specified under the Plan for purposes of determining a Change in Control, the persons who were members of the Board at the beginning of such period.

“ISOs” has the meaning given in Section 5.1.

“New Employer” means a Participant’s employer, or the parent or a subsidiary of such employer, immediately following a Change in Control.

“NSOs” has the meaning given in Section 5.1.

“One-Year Date” has the meaning given in Article IX.

“Option” means the right granted to a Participant pursuant to the Plan to purchase a stated number of shares of Common Stock at a stated price for a specified period of time.  For purposes of the Plan, an Option may be either an ISO or a NSO.

“Participant” means any Employee or prospective Employee designated by the Committee to receive an Award under the Plan.

“Performance Period” means the period (which shall not be less than 12 months), as determined by the Committee, during which the performance of the Company, any Subsidiary, any business unit and any individual is measured to determine whether and the extent to which the applicable performance measures have been achieved.

“Performance Stock” means a grant of a stated number of shares of Common Stock to a Participant under the Plan that is forfeitable by the Participant until the attainment of specified performance goals, or until otherwise determined by the Committee or in accordance with the Plan, subject to the continuous employment of the Participant through the applicable Performance Period.

“Performance Unit” means a Participant’s contractual right to receive a stated number of shares of Common Stock or, if provided by the Committee on or after the grant date, cash equal to the Fair Market Value of such shares of Common Stock, under the Plan at a specified time that is forfeitable by the Participant until the attainment of specified performance goals, or until otherwise determined by the Committee or in accordance with the Plan, subject to the continuous employment of the Participant through the applicable Performance Period.

“Permitted Transferee” has the meaning given in Section 13.1.

“Plan” means this SIRVA, Inc. Amended and Restated Omnibus Stock Incentive Plan, as the same may be amended from time to time.

“Prior Plan” means the SIRVA, Inc. Stock Incentive Plan, as amended (formerly known as the Allied Worldwide, Inc. Stock Incentive Plan, formerly known as the NA Holding Corporation Stock Incentive Plan).

“Restricted Stock” means a grant of a stated number of shares of Common Stock to a Participant under the Plan that is forfeitable by the Participant until the completion of a specified period of future service, or until otherwise determined by the Committee or in accordance with the Plan.

“Restricted Stock Unit” means a Participant’s contractual right to receive a stated number of shares of Common Stock or, if provided by the Committee on or after the grant date, cash equal to the Fair Market Value of such shares of Common Stock, under the Plan at the end of a specified period of time that is forfeitable by the Participant until the completion of a specified period of future service, or until otherwise determined by the Committee or in accordance with the Plan.

“Restriction Period” means the period during which any Performance Stock, Performance Units, Restricted Stock, Restricted Stock Units or freestanding Deferred Stock, as the case may be, are subject to forfeiture and/or restriction on transfer pursuant to the terms of the Plan.

“Retained Awards” has the meaning given in Section 6.5.

“Retirement” means, except as otherwise defined in an Award Agreement, a Participant’s retirement from active employment with the Company and any Subsidiary at or after such Participant attains age 65, or age 55 with 10 years of service to the Company or any Subsidiary.

“Stock Appreciation Right” means, with respect to shares of Common Stock, the right to receive a payment from the Company in cash and/or shares of Common Stock equal to the product of (i) the excess, if any, of the Fair Market Value of one share of Common Stock on the exercise date over a stated price multiplied by (ii) a stated number of shares of Common Stock.

“Subsidiary” means (i) any corporation in which the Company owns, directly or indirectly, stock possessing at least 50% of the total combined voting power of all classes of stock entitled to vote of such corporation or at least 50% of the total value of shares of all classes of stock of such corporation, and (ii) any other business organization, regardless of form, in which the Company possesses, directly or indirectly, at least 50% of the total combined equity interests of such organization.

“Wrongful Conduct” has the meaning given in Article IX.

“Wrongful Conduct Period” has the meaning given in Article IX.

2.2           Gender and Number.  Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

Article III
Powers of the Committee

3.1           Eligibility and Participation.  Participants in the Plan shall be those Employees designated by the affirmative action of the Committee (or its delegate) to participate in the Plan.

3.2           Power to Grant and Establish Terms of Awards.  The Committee shall have the discretionary authority, subject to the terms of the Plan, to determine the Employees to whom Awards shall be granted, the type or types of Awards to be granted and the terms and conditions of any and all Awards including, without limitation, the number of shares of Common Stock subject to an Award, the time or times at which Awards shall be granted, and the terms and conditions of applicable Award Agreements.  The Committee may establish different terms and conditions for different types of Awards, for different Participants receiving the same type of Award, and for the same Participant for each type of Award such Participant may receive, whether or not granted at the same or different times.

3.3           Administration.  The Committee shall be responsible for the administration of the Plan.  Any Awards granted by the Committee may be subject to such conditions, not inconsistent with the terms of the Plan, as the Committee shall determine, in its sole discretion.  The Committee shall have discretionary authority to prescribe, amend and rescind rules and regulations relating to the Plan, to provide for conditions deemed necessary or advisable to protect the interests of the Company, to interpret the Plan and to make all other determinations necessary or advisable for the administration and interpretation of the Plan and to carry out its provisions and purposes.  Any determination, interpretation or other action made or taken (including any failure to make any determination or interpretation, or take any other action) by the Committee pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes and upon all persons and shall be given deference in any proceeding with respect thereto.

3.4           Delegation by the Committee.  All of the powers, duties and responsibilities of the Committee specified herein may, to the fullest extent permitted by applicable law, be exercised and performed by a committee of two or more Company employees, which shall include the Company’s Chief Executive Officer, to the extent authorized by the Committee to exercise and perform such powers, duties and responsibilities; provided that (a) the Committee shall not delegate its authority with respect to the compensation of any “officer” within the meaning of Rule 16(a)-1(f) promulgated under the Exchange Act or any “covered employee” within the meaning of section 162(m)(3) of the Code, and (b) any such delegation shall comply with applicable New York Stock Exchange listing requirements.

3.5           Performance-Based Compensation; Section 409A.

(a)           Notwithstanding anything to the contrary contained in the Plan, to the extent the Committee determines on the grant date that an Award shall qualify as “other performance based compensation” within the meaning of section 162(m)(4) of the Code, the Committee shall not exercise any subsequent discretion otherwise authorized under the Plan with respect to such Award if the exercise of the Committee’s discretion would cause such award to fail to qualify as “other performance based compensation.”

(b)           It is intended that Options, Stock Appreciation Rights, Performance Stock and Restricted Stock be exempt from the application of section 409A of the Code, and that Performance Units, Restricted Stock Units and Deferred Stock satisfy the requirements of section 409A of the Code.  Accordingly, notwithstanding anything to the contrary contained in the Plan, the Board and the Committee (and any delegate thereof) shall not exercise any discretion otherwise authorized under the Plan or any Award Agreement if the exercise of the Board’s or the Committee’s (or any delegate’s) discretion would cause such Awards to become subject to section 409A of the Code (in the case of Options, Stock Appreciation Rights, Performance Stock and Restricted Stock) or fail to satisfy the requirements of section 409A of the Code (in the case of Performance Units, Restricted Stock Units and Deferred Stock).

3.6           Participants Based Outside the United States.  Notwithstanding anything to the contrary herein, the Committee, in order to conform with provisions of local laws and regulations in foreign countries in which the Company or its Subsidiaries operate, shall have sole discretion to (i) modify the terms and conditions of Awards granted to Participants employed outside the United States, (ii) establish subplans with modified exercise procedures and such other modifications as may be necessary or advisable under the circumstances presented by local laws and regulations, and (iii) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals with respect to the Plan or any subplan established hereunder.

Article IV
Stock Subject to Plan

4.1           Number.  Subject to the provisions of this Article IV, the maximum number of shares of Common Stock available for Awards under the Plan and issuable in respect of outstanding awards granted under the Prior Plan shall not exceed 15,000,000 shares of Common Stock.  The shares of Common Stock to be delivered under the Plan may consist, in whole or in part, of Common Stock held in treasury or authorized but unissued shares of Common Stock, not reserved for any other purpose.

4.2           Canceled, Terminated, or Forfeited Awards, etc.  Shares subject to any Award granted hereunder or under the Prior Plan that for any reason are canceled, terminated, forfeited, or otherwise settled without the issuance of Common Stock after the effective date of the Plan shall again be available for grant under the Plan, subject to the maximum limitation specified in Section 4.1.  Without limiting the generality of Section 4.1, (i) shares of Common Stock withheld by the Company to satisfy any withholding obligation of a Participant pursuant to Section 13.4 shall not reduce the maximum share limitation specified in Section 4.1 and shall again be available for grant under the Plan, (ii) shares of Common Stock tendered by a Participant to pay the exercise price of any Options shall not reduce the maximum share limitation specified in Section 4.1 and shall again be available for grant under the Plan, and (iii) shares of Common Stock issued in connection with Awards that are assumed, converted or substituted pursuant to an Adjustment Event or Change in Control (i.e., Alternative Awards) will not further reduce the maximum limitation specified in Section 4.1.  For purposes of this Article IV, if a Stock Appreciation Right is granted in tandem with an Option so that only one may be exercised with the other being surrendered on such exercise, the number of Shares subject to the tandem Option and Stock Appreciation Right award shall only be taken into account once (and not as to both awards).

4.3           Individual Award Limitations.  Subject to the provisions of Sections 4.2 and 4.4, the following individual Award limits shall apply:

(i)            During the term of the Plan, the maximum number of shares of Common Stock available for grant as ISOs pursuant to the Plan shall not exceed the maximum limitation specified in Section 4.1;

(ii)           During any 36-month period, no Participant shall receive Options or Stock Appreciation Rights covering more than 1,000,000 shares of Common Stock;

(iii)          During any 36-month period, no Participant shall receive any Awards that are subject to performance measures covering more than 200,000 shares of Common Stock; provided that this number of shares of Common Stock shall be proportionately adjusted on a straight-line basis for Performance Periods of shorter or longer duration, not to exceed five years; and

(iv)          During any 36-month Performance Period, no Participant shall receive any Awards that are payable in cash of more than $5,000,000; provided that this dollar amount shall be proportionately adjusted on a straight-line basis for Performance Periods of shorter or longer duration, not to exceed five years.

4.4           Adjustment in Capitalization.  In the event of any Adjustment Event affecting the Common Stock such that an adjustment is required to preserve, or to prevent enlargement of, the benefits or potential benefits made available under the Plan, then the Committee shall, in such manner as the Committee shall deem equitable, adjust any or all of (i) the number and kind of shares of Common Stock which thereafter may be awarded or optioned and sold under the Plan (including, without limitation, adjusting any limits on the number and types of Awards that may be made under the Plan), (ii) the number and kind of shares of Common Stock subject to outstanding Awards, and (iii) the grant, exercise or conversion price with respect to any Award.  In addition, the Committee may make provisions for a cash payment to a Participant or a person who has an outstanding Award.  The number of shares of Common Stock subject to any Award shall be rounded to the nearest whole number.

Article V
Stock Options and stock appreciation rights

5.1           Grant.  Options may be granted to Participants at such time or times as shall be determined by the Committee.  Options pursuant to this Plan may be of two types:  (i) ”incentive stock options” within the meaning of section 422 of the Code (“ISOs”) and (ii) non-statutory stock options (“NSOs”), which are not ISOs.  The grant date of an Option under the Plan will be the date on which the Option is awarded by the Committee.  Each Option shall be evidenced by an Award Agreement that shall specify the type of Option granted, the exercise price, the duration of the Option, the number of shares of Common Stock to which the Option pertains, the conditions upon which the Option or any portion thereof shall become exercisable, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters.  For the avoidance of doubt, ISOs may only be granted to Employees who are treated as common law employees of the Company or any Subsidiary Corporation (as defined in section 424(f) of the Code).

5.2           Exercise Price.  Each Option granted pursuant to the Plan shall have an exercise price per share of Common Stock determined by the Committee; provided that such per share exercise price may not be less than the Fair Market Value of one share of Common Stock on the date the Option is granted, except for Options that are assumed, converted or substituted pursuant to an Adjustment Event or Change in Control (i.e., Alternative Awards).

5.3           Exercisability.  Each Option awarded to a Participant under the Plan shall become exercisable based on the performance of a minimum period of service or the occurrence of any event or events, including a Change in Control, as the Committee shall determine, either at or after the grant date; provided that, except as otherwise provided in this Plan, no Option shall become exercisable prior to a Participant’s completion of one year of service to the Company or any Subsidiary, except for Options that are assumed, converted or substituted pursuant to an Adjustment Event or Change in Control (i.e., Alternative Awards).  No Option shall be exercisable on or after the seventh anniversary of its grant date.  Except as otherwise provided in the Plan, the applicable Award Agreement or as determined by the Committee at the grant date, after becoming exercisable each installment of an Option shall remain exercisable until expiration, termination or cancellation of the Option and, until such time, may be exercised from time to time in whole or in part, up to the total number of shares of Common Stock with respect to which it is then exercisable; provided, that Options that are granted in tandem with a Stock Appreciation Right may only be exercised upon the surrender of the right to exercise such Stock Appreciation Right for an equivalent number of shares of Common Stock, and may be exercised only with respect to the shares of Common Stock for which the related Stock Appreciation Right is then exercisable.

5.4           Payment.  The Committee shall establish procedures governing the exercise of Options, which procedures shall generally require that written notice of exercise thereof be given and that the exercise price thereof be paid in full at the time of exercise (i) in cash or cash equivalents, including by personal check, or (ii) in accordance with such other procedures or in such other forms as the Committee shall from time to time determine.  The exercise price of any Options exercised may be paid in full or in part in the form of shares of Common Stock that have been owned by the Participant for at least six months, based on the Fair Market Value of such shares of Common Stock on the date of exercise, subject to such rules and procedures as may be adopted by the Committee.  As soon as practicable after receipt of a written exercise notice and payment of the exercise price in accordance with this Section 5.4, the Company shall deliver to the Participant a certificate or certificates representing the shares of Common Stock acquired upon the exercise thereof, bearing appropriate legends if applicable.

5.5           ISOs.  Notwithstanding anything to the contrary in the Plan, no term of this Plan relating to ISOs shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under section 422 of the Code or, without the consent of any Participant affected thereby, to cause any ISO previously granted to fail to qualify for the Federal income tax treatment afforded under section 421 of the Code.

5.6           Prohibition Against Repricing.  Except to the extent (i) approved in advance by holders of a majority of the shares of the Company entitled to vote generally in the election of directors, or (ii) as a result of any Adjustment Event or Change in Control, the Committee shall not have the power or authority to reduce, whether through amendment or otherwise, the exercise price of any outstanding Option or Stock Appreciation Right, or to grant any new Award or make any payment of cash in substitution for or upon the cancellation of Options and/or Stock Appreciation Rights previously granted.

5.7           Stock Appreciation Rights.

(a)           Grant.  Stock Appreciation Rights may be granted to Participants at such time or times as shall be determined by the Committee.  Stock Appreciation Rights may be granted in tandem with Options which, unless otherwise determined by the Committee at the grant date, shall have substantially similar terms and conditions to such Options to the extent applicable, or may granted on a freestanding basis, not related to any Option.  The grant date of any Stock Appreciation Right under the Plan will be the date on which the Stock Appreciation Right is awarded by the Committee.  No Stock Appreciation Right shall be exercisable on or after the seventh anniversary of its grant date.  Stock Appreciation Rights shall be evidenced in writing, whether as part of the Award Agreement governing the terms of the Options to which such Stock Appreciation Right relates or pursuant to a separate Award Agreement with respect to freestanding Stock Appreciation Rights, in each case, containing such provisions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters.

(b)           Exercise.  Stock Appreciation Rights awarded to a Participant under the Plan shall become exercisable based on the performance of a minimum period of service or the occurrence of any event or events, including a Change in Control, as the Committee shall determine, either at or after the grant date; provided that, except as otherwise provided in this Plan, no Stock Appreciation Right shall become exercisable prior to a Participant’s completion of one year of service to the Company or any Subsidiary, except for Stock Appreciation Rights that are assumed, converted or substituted pursuant to an Adjustment Event or Change in Control (i.e., Alternative Awards).  Stock Appreciation Rights that are granted in tandem with an Option may only be exercised upon the surrender of the right to exercise such Option for an equivalent number of shares of Common Stock, and may be exercised only with respect to the shares of Common Stock for which the related Option is then exercisable.

(c)           Settlement.  Subject to Section 13.4, upon exercise of a Stock Appreciation Right, the Participant shall be entitled to receive payment in the form, determined by the Committee, of cash or shares of Common Stock having a Fair Market Value equal to such cash amount, or a combination of shares of Common Stock and cash having an aggregate value equal to such amount, determined by multiplying:

(i)            the increase, if any, in the Fair Market Value of one share of Common Stock on the exercise date, over the price fixed by the Committee on the grant date of such Stock Appreciation Right, which may not be less than the Fair Market Value of one share of Common Stock on such grant date (and, if awarded in tandem with a NSO but after the grant date of such NSO, then also not less than the exercise price of such NSO), except for Stock Appreciation Rights that are assumed, converted or substituted pursuant to an Adjustment Event or Change in Control (i.e., Alternative Awards), by

(ii)           the number of shares of Common Stock with respect to which the Stock Appreciation Right is exercised.

5.8           Termination of Employment.

(a)           Due to Death or Disability.  Unless otherwise determined by the Committee at the grant date, if a Participant’s employment terminates by reason of such Participant’s death or Disability, (i) any ISOs granted to such Participant shall become immediately exercisable in full and may be exercised by the Participant (or the Participant’s beneficiary or legal representative) until the earlier of (A) the twelve-month anniversary of the date of such termination, and (B) the expiration of the term of such Options, and (ii) any NSOs and Stock Appreciation Rights granted to such Participant (including any ISOs that fail to retain their ISO status for any reason) shall become immediately exercisable in full and, notwithstanding anything in the Plan to the contrary, may be exercised by the Participant (or the Participant’s beneficiary or legal representative) until the twelve-month anniversary of the date of such termination of employment (even if such anniversary falls after the date on which such NSOs or Stock Appreciation Rights would otherwise expire but for the operation of this Section 5.8).

(b)           Due to Retirement.

(i)            In General.  Unless otherwise determined by the Committee at the grant date, if a Participant’s employment terminates due to his or her Retirement, the Participant (or the Participant’s beneficiary or legal representative) may exercise any Options and Stock Appreciation Rights that are exercisable on the date of his or her Retirement until the earlier of (A) the twelve-month anniversary following the date of the Participant’s Retirement, and (B) the expiration of the term of such Options or Stock Appreciation Rights.  Any Options and Stock Appreciation Rights that are not then exercisable shall be forfeited and canceled as of the date of such termination.

(ii)           Extension of Exercise Period.  Notwithstanding the forgoing provisions of Section 5.8(b)(i), unless otherwise determined by the Committee at the grant date, if the Participant agrees at the grant date to be bound by certain restrictive covenants, including customary non-competition, non-solicitation, non-disclosure and non-disparagement covenants, during the three-year period following the Participant’s Retirement, (A) the Options and Stock Appreciation Rights granted to such Participant that are not exercisable on the date of his or her Retirement shall continue to become exercisable in accordance with their respective terms during such three-year period as if such Participant’s employment had not terminated due to his or her Retirement, and (B) the Options and Stock Appreciation Rights that are exercisable on the date of the Participant’s Retirement plus those Options and Stock Appreciation Rights that become exercisable pursuant to the immediately preceding clause may be exercised by the Participant (or the Participant’s beneficiary or legal representative) until the earlier of (I) (x) the third anniversary of the Participant’s Retirement or (y) if the Participant dies prior to the third anniversary of the Participant’s Retirement, the twelve-month anniversary following the date of the Participant’s death, and (II) the expiration of the term of such Options or Stock Appreciation Rights.  Upon the expiration of such period, all Options and Stock Appreciation Rights not previously exercised by the Participant shall be forfeited and canceled.  If (a) the Participant violates any such restrictive covenants during such three-year period, or (b) if, following the date of the Participant’s Retirement, circumstances exist such that the Participant’s employment could have been terminated for Cause, in each case as determined by the Committee in its sole discretion, all Options and Stock Appreciation Rights granted to such Participant, whether or not then exercisable, shall be immediately forfeited and canceled as of the date of such violation.

(c)           For Cause.  If a Participant’s employment is terminated by the Company or any Subsidiary for Cause (or if, following the date of termination of the Participant’s employment for any reason, the Committee determines that circumstances exist such that the Participant’s employment could have been terminated for Cause), any Options and Stock Appreciation Rights granted to such Participant, whether or not then exercisable, shall be immediately forfeited and canceled as of the date of such termination.

(d)           For Any Other Reason.  Unless otherwise determined by the Committee at the grant date, if a Participant’s employment is terminated for any reason other than one described in Sections 5.8(a), (b) or (c), the Participant may exercise any Options and Stock Appreciation Rights that are exercisable on the date of such termination until the earlier of (i) the 60th day following the date of such termination, and (ii) the expiration of the term of such Options or Stock Appreciation Rights.  Any Options and Stock Appreciation Rights that are not exercisable upon termination of a Participant’s employment shall be forfeited and canceled as of the date of such termination.

5.9           Committee Discretion.  Notwithstanding anything to the contrary contained in this Article V, the Committee may, at or after the grant date, accelerate or waive any conditions to the exercisability of any Option or Stock Appreciation Right granted under the Plan, and may permit all or any portion of any such Option or Stock Appreciation Right to be exercised following a Participant’s termination of employment for any reason on such terms and subject to such conditions as the Committee shall determine for a period up to and including, but not beyond, the expiration of the term of such Options or Stock Appreciation Rights.

Article VI
Performance stock and performance units

6.1           Grant.  Performance Stock and Performance Units may be granted to Participants at such time or times as shall be determined by the Committee.  The grant date of any Performance Stock or Performance Units under the Plan will be the date on which such Performance Stock or Performance Units are awarded by the Committee.  Performance Stock and Performance Units shall be evidenced by an Award Agreement that shall specify the number of shares of Common Stock to which the Performance Stock and the Performance Units pertain, the Restriction Period, and such terms and conditions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters.  No shares of Common Stock will be issued at the time an Award of Performance Units is made, and the Company shall not be required to set aside a fund for the payment of any such Award.

6.2           Vesting.

(a)           In General.  Performance Stock and Performance Units granted to a Participant under the Plan shall be subject to a Restriction Period, which shall lapse upon the attainment of specified performance objectives or the occurrence of any event or events, including a Change in Control, as the Committee shall determine at the grant date.  No later than the 90th day after the applicable Performance Period begins (or such other date as may be required or permitted under section 162(m) of the Code, if applicable), the Committee shall establish the performance objectives upon which the Restriction Period shall lapse.

(b)           Performance Objectives.  Any such performance objectives will be based upon the relative or comparative achievement of one or more of the following criteria, or such other criteria, as may be determined by the Committee:  earnings before interest, taxes, depreciation and amortization (“EBITDA”); earnings before interest, taxes and amortization (“EBITA”); total shareholder return; return on the Company’s assets; increase in the Company’s earnings and/or earnings per share; revenue growth; share price performance; return on invested capital; operating income; pre- or post-tax income; economic value added (or an equivalent metric); cash flow and/or cash flow per share; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; return on equity; and debt reduction.

(c)           Special Rules Relating to Performance Objectives.  Performance objectives may be established on a Company-wide basis or with respect to one or more Company business units or divisions, or Subsidiaries; and either in absolute terms, relative to the performance of one or more similarly situated companies, or relative to the performance of an index covering a peer group of companies.  When establishing performance objectives for the applicable Performance Period, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally acceptable accounting principals including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items, and the cumulative effects of accounting changes, and as identified in the Company’s financial statements, notes to the Company’s financial statements or management’s discussion and analysis of financial condition and results of operations contained in the Company’s most recent annual report filed with the U.S. Securities and Exchange Commission pursuant to the Exchange Act.

(d)           Certification of Attainment of Performance Objectives.  The Restriction Period with respect to any Performance Stock or Performance Units shall lapse upon the written certification by the Committee that the performance objective or objectives for the applicable Performance Period have been attained.  The Committee may provide at the time of grant that if the performance objective or objectives are attained in part, the Restriction Period with respect to a specified portion (which may be zero) of the any Performance Stock or Performance Units will lapse.

(e)           Newly Eligible Participants.  Notwithstanding anything in this Article VI to the contrary, the Committee shall be entitled to make such rules, determinations and adjustments as it deems appropriate with respect to any Participant who becomes eligible to receive an Award of Performance Stock or Performance Units after the commencement of a Performance Period.

6.3           Additional Provisions Relating to Performance Stock.

(a)           Restrictions on Transferability.  Except as provided in Section 13.1 or in an Award Agreement, no Performance Stock may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the lapse of the Restricted Period.  Thereafter, Performance Stock may only be sold, transferred, pledged, assigned or otherwise alienated or hypothecated in compliance with all applicable securities laws, the Award Agreement, and any other agreement to which the Performance Stock is subject.  The Committee shall require that any stock certificates evidencing any Performance Stock be held in the custody of the Secretary of the Company until the applicable Restriction Period lapses, and that, as a condition of any grant of Performance Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the shares of Common Stock covered by such Award.  Any attempt by a Participant, directly or indirectly, to offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Performance Stock or any interest therein or any rights relating thereto without complying with the provisions of the Plan, including this Section 6.3, shall be void and of no effect.

(b)           Legend.  Each certificate evidencing shares of Common Stock subject to an Award of Performance Stock shall be registered in the name of the Participant holding such Performance Stock and shall bear the following (or similar) legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) CONTAINED IN THE SIRVA, INC. AMENDED AND

RESTATED OMNIBUS STOCK INCENTIVE PLAN AND THE RELATED AWARD AGREEMENT AND NEITHER THIS CERTIFICATE NOR THE SHARES REPRESENTED BY IT ARE ASSIGNABLE OR OTHERWISE TRANSFERABLE EXCEPT IN ACCORDANCE WITH SUCH PLAN, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”

(c)           Rights as a Stockholder.  Unless otherwise determined by the Committee at the grant date, a Participant holding outstanding Performance Stock shall be entitled to (i) receive all dividends and distributions paid in respect of the shares of Common Stock underlying such Award; provided that, if any such dividends or distributions are paid in shares of Common Stock or other securities, such shares and other securities shall be subject to the same Restriction Period and other restrictions as apply to the Performance Stock with respect to which they were paid, and (ii) exercise full voting rights and other rights as a stockholder with respect to the shares of Common Stock underlying such Award during the period in which such shares remain subject to the Restriction Period.

6.4           Additional Provisions Relating to Performance Units.

(a)           Restrictions on Transferability.  Unless and until the Company issues a certificate or certificates to a Participant for shares of Common Stock in respect of his or her Award of Performance Units, no Performance Units may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated.  Upon issuance of such certificate or certificates and if such shares of Common Stock remain subject to the Restriction Period, such shares shall be subject to the provisions of Section 6.3 until the lapse of the Restriction Period.  Any attempt by a Participant, directly or indirectly, to offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Performance Units or any interest therein or any rights relating thereto without complying with the provisions of the Plan, including this Section 6.4, shall be void and of no effect.

(b)           Rights as a Stockholder.  The Committee shall determine whether and to what extent Dividend Equivalents will be credited to the account of, or to paid currently to, a Participant receiving an Award of Performance Units.  Unless otherwise determined by the Committee at the grant date, (i) any cash dividends or distributions credited to the Participant’s account shall be deemed to have been invested in additional Performance Units on the record date established for the related dividend or distribution in an amount equal to the greatest whole number which may be obtained by dividing (A) the value of such dividend or distribution on the record date by (B) the Fair Market Value of one share of Common Stock on such date.  Any additional Performance Units shall be subject to the same terms and conditions as are applicable in respect of the Performance Units with respect to which such dividends or distributions were payable, and (ii) if any such dividends or distributions are paid in shares of Common Stock or other securities, such shares of Common Stock and other securities shall be subject to the same Restriction Period and other restrictions as apply to the Performance with respect to which they were paid.  Unless and until the Company issues a certificate or certificates to a Participant for shares of Common Stock in respect of his or her Award of Performance Units, or otherwise determined by the Committee at or after the grant date, a Participant holding outstanding Performance Units shall not be entitled to exercise any voting rights and any other rights as a stockholder with respect to the shares of Common Stock underlying such Award.

(c)           Settlement of Performance Units.  Unless the Committee determines otherwise at or after the grant date, as soon as reasonably practicable after the lapse of the Restriction Period with respect to any Performance Units then held by a Participant, the Company shall issue to the Participant a certificate or certificates for the shares of Common Stock underlying such Performance Units (plus additional shares of Common Stock for each Performance Unit credited in respect of dividends or distributions) or, if the Committee so determines in its sole discretion, an amount in cash equal to the Fair Market Value of such shares of Common Stock.  Upon such terms and conditions as the Committee may establish from time to time, a Participant may be permitted to defer the receipt of the shares of Common Stock or cash otherwise deliverable upon settlement of Performance Units; provided, that any such deferral election is made (i) at least 12 months prior to the date the Restriction Period would otherwise lapse, (ii) pursuant to a written election that defers receipt (except in the case of death or Disability) of such shares of Common Stock or cash otherwise so deliverable to a date that is not less than five years after the date the Restriction Period would have otherwise lapsed; and (iii) at least 12 months passes from the date the election is made to the date such election takes effect.

6.5           Termination of Employment.

(a)           Due to Death or Disability.  Unless otherwise determined by the Committee at the grant date, if a Participant’s employment terminates by reason of such Participant’s death or Disability, the Restriction Period shall end on the date of termination, and the Restriction Period on all of the Participant’s Performance Stock and Performance Units shall lapse only to the extent that the applicable performance objectives (pro rated through the date of termination) have been achieved through the date of termination.  Any Performance Shares and Performance Units for which the Restriction Period has not then lapsed shall be forfeited and canceled as of the date of such termination.

(b)           Due to Retirement.  Unless otherwise determined by the Committee at the grant date, if a Participant’s employment terminates due to his or her Retirement, any Performance Stock and Performance Units for which the Restriction Period has not then lapsed shall be forfeited and canceled as of the date of such termination of employment.  Notwithstanding the foregoing provisions of this Section 6.5(b), if the Participant agrees at the grant date to be bound by certain restrictive covenants, including customary non-competition, non-solicitation, non-disclosure and non-disparagement covenants, during the three-year period following the Participant’s Retirement, the Participant’s Performance Stock and Performance Units shall not be forfeited and canceled to the extent that the applicable performance objectives for such Awards (pro rated through the date of termination) have been achieved through the date of termination (the “Retained Awards”).  Any Performance Shares and Performance Units for which the applicable pro rated performance objectives have not been achieved shall be forfeited and canceled as of the date of such retirement.  Subject to the Participant’s compliance with such covenants, the Restriction Period on the Retained Awards shall lapse upon completion of the entire performance measurement period for such Retained Awards.  If (i) the Participant violates any restrictive covenants during such three-year period, or (ii) if, following the date of the Participant’s Retirement, circumstances exist such that the Participant’s employment could have been terminated for Cause, in each case, as determined by the Committee in its sole discretion, all Performance Stock and Performance Units for which the Restriction Period has not then lapsed shall be immediately forfeited and canceled as of the date of such violation or termination.

(c)           For Any Other Reason.  Unless otherwise determined by the Committee at or after the grant date, if a Participant’s employment is terminated for any reason other than one described in Sections 6.5(a) or (b), any Performance Stock and Performance Units granted to such Participant shall be immediately forfeited and canceled as of the date of such termination of employment.

Article VII
Restricted Stock and Restricted Stock Units

7.1           Grant.  Restricted Stock and Restricted Stock Units may be granted to Participants at such time or times as shall be determined by the Committee.  The grant date of any Restricted Stock or Restricted Stock Units under the Plan will be the date on which such Restricted Stock or Restricted Stock Units are awarded by the Committee.  Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the number of shares of Common Stock to which the Restricted Stock and the Restricted Stock Units pertain, the Restriction Period, and such terms and conditions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters.  No shares of Common Stock will be issued at the time an Award of Restricted Stock Units is made and the Company shall not be required to set aside a fund for the payment of any such Award.

7.2           Vesting.  Restricted Stock and Restricted Stock Units granted to a Participant under the Plan shall be subject to a Restriction Period, which shall lapse upon the performance of a minimum period of service, or the occurrence of any event or events, including a Change in Control, as the Committee shall determine, either at the grant date; provided that, except as otherwise provided in this Plan, the Restriction Period on any Restricted Stock or Restricted Stock Units shall not lapse prior to a Participant’s completion of one year of service to the Company or any Subsidiary, except for Restricted Stock or Restricted Stock Units that are assumed, converted or substituted pursuant to an Adjustment Event or Change in Control (i.e., Alternative Awards).

7.3           Additional Provisions Relating to Restricted Stock.

(a)           Restrictions on Transferability.  Except as provided in Section 13.1 or in an Award Agreement, no Restricted Stock may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the lapse of the Restricted Period.  Thereafter, Restricted Stock may only be sold, transferred, pledged, assigned or otherwise alienated or hypothecated in compliance with all applicable securities laws, the Award Agreement, and any other agreement to which the Restricted Stock is subject.  The Committee shall require that any stock certificates evidencing any Restricted Stock be held in the custody of the Secretary of the Company until the applicable Restriction Period lapses, and that, as a condition of any grant of Restricted Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the share covered by such Award.  Any attempt by a Participant, directly or indirectly, to offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Restricted Stock or any interest therein or any rights relating thereto without complying with the provisions of the Plan, including this Section 7.3, shall be void and of no effect.

(b)           Legend.  Each certificate evidencing shares of Common Stock subject to an Award of Restricted Stock shall be registered in the name of the Participant holding such Restricted Stock and shall bear the legend (or similar legend) as specified in Section 6.3(b).

(c)           Rights as a Stockholder.  Unless otherwise determined by the Committee at or after the grant date, a Participant holding outstanding Restricted Stock shall be entitled to (i) receive all dividends and distributions paid in respect of shares of Common Stock underlying such Award; provided, that if any such dividends or distributions are paid in shares of Common Stock or other securities, such shares and other securities shall be subject to the same Restriction Period and other restrictions as apply to the Restricted Stock with respect to which they were paid, and (ii) exercise full voting rights and other rights as a stockholder with respect to the shares of Common Stock underlying such Award during the period in which such shares remain subject to the Restriction Period.

7.4           Additional Provisions Relating to Restricted Stock Units.

(a)           Restrictions on Transferability.  Unless and until the Company issues a certificate or certificates to a Participant for shares of Common Stock in respect of his or her Award of Restricted Stock Units, no Restricted Stock Units may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated.  Upon issuance of such certificate or certificates and if such shares of Common Stock remain subject to the Restriction Period, such shares shall be subject to the provisions of Section 7.3 until the lapse of the Restriction Period.  Any attempt by a Participant, directly or indirectly, to offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Restricted Stock Units or any interest therein or any rights relating thereto without complying with the provisions of the Plan, including this Section 7.4, shall be void and of no effect.

(b)           Rights as a Stockholder.  The Committee shall determine whether and to what extent Dividend Equivalents will be credited to the account of, or to paid currently to, a Participant receiving an Award of Restricted Stock Units.  Unless otherwise determined by the Committee at the grant date, (i) any cash dividends or distributions credited to the Participant’s account shall be deemed to have been invested in additional Restricted Stock Units on the record date established for the related dividend or distribution in an amount equal to the greatest whole number which may be obtained by dividing (A) the value of such dividend or distribution on the record date by (B) the Fair Market Value of one share of Common Stock on such date, and such additional Restricted Stock Units shall be subject to the same terms and conditions as are applicable in respect of the Restricted Stock Units with respect to which such dividends or distributions were payable, and (ii) if any such dividends or distributions are paid in shares of Common Stock or other securities, such shares and other securities shall be subject to the same Restriction Period and other restrictions as apply to the Restricted Stock with respect to which they were paid.  Unless and until the Company issues a certificate or certificates to a Participant for shares of Common Stock in respect of his or her Award of Restricted Stock Units, or otherwise determined by the Committee at or after the grant date, a Participant holding outstanding Restricted Stock Units shall not be entitled to exercise any voting rights and any other rights as a stockholder with respect to the shares of Common Stock underlying such Award.

(c)           Settlement of Restricted Stock Units.  Unless the Committee determines otherwise at or after the grant date, as soon as reasonably practicable after the lapse of the Restriction Period with respect to any Restricted Stock Units, the Company shall issue a certificate or certificates for the shares of Common Stock underlying such Restricted Stock Unit (plus additional shares of Common Stock for each Restricted Stock Units credited in respect of dividends or distributions) or, if the Committee so determines in its sole discretion, an amount in cash equal to the Fair Market Value of such shares of Common Stock.  Upon such terms and conditions as the Committee may establish from time to time, a Participant may be permitted to defer the receipt of the shares of Common Stock or cash otherwise deliverable upon settlement of Restricted Stock Units; provided, that any such deferral election is made (i) at least 12 months prior to the date the Restriction Period would otherwise lapse, (ii) pursuant to a written election that defers receipt (except in the case of death or Disability) of such shares of Common Stock or cash otherwise so deliverable to a date that is not less than five years after the date the Restriction Period would have otherwise lapsed; and (iii) at least 12 months passes from the date the election is made to the date such election takes effect.

7.5           Termination of Employment.  Unless otherwise determined by the Committee at the grant date, (i) if a Participant’s employment is terminated due to his or her death or Disability during the Restriction Period, a pro rata portion of the shares of Common Stock underlying any Awards of Restricted Stock and Restricted Stock Units then held by such Participant shall no longer be subject to the Restriction Period, based on the number of months the Participant was employed during the applicable installment period, and all Restricted Shares and Restricted Stock Units for which the Restriction Period has not then lapsed shall be forfeited and canceled as of the date of such termination, and (ii) if a Participant’s employment is terminated for any other reason during the Restriction Period, any Restricted Stock and Restricted Stock Units held by such Participant for which the Restriction Period has not then expired shall be forfeited and canceled as of the date of such termination.

Article VIII
Deferred Stock

8.1           In General.  Freestanding Deferred Stock may be granted to Participants at such time or times as shall be determined by the Committee without regard to any election by the Participant to defer receipt of any compensation or bonus amount payable to him.  The grant date of any freestanding Deferred Stock under the Plan will be the date on which such freestanding Deferred Stock is awarded by the Committee.  In addition, on fixed dates established by the Committee during the calendar year prior to the calendar year in which a Participant is to perform services to the Company or any Subsidiary (or, in the case of any “performance-based compensation” (within the meaning of section 409A of the Code) that is to based on a Performance Period of at least 12 months, on fixed dates established by the Committee during the period ending not later than six months before the end of the applicable Performance Period) and subject to such other terms and conditions as the Committee shall determine, the Committee may permit a Participant to elect to defer receipt of all or a portion of his or her base salary and/or annual incentive bonus (“Deferred Annual Amount”) payable by the Company or a Subsidiary in respect of such subsequent calendar year (or applicable Performance Period) and receive in lieu thereof an Award of elective Deferred Stock equal to the greatest whole number which may be obtained by dividing (i) the amount of the Deferred Annual Amount, by (ii) the Fair Market Value of one share of Common Stock on the date of payment of such compensation and/or annual bonus.  Deferred Stock shall be evidenced by an Award Agreement that shall specify the number of shares of Common Stock to which the Deferred Stock pertains, and such terms and conditions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters.  Upon the grant of Deferred Stock pursuant to the Plan, the Company shall establish a notional account for the Participant and will record in such account the number of shares of Deferred Stock awarded to the Participant.  No shares of Common Stock will be issued to the Participant at the time an award of Deferred Stock is granted.

8.2           Rights as a Stockholder.  The Committee shall determine whether and to what extent Dividend Equivalents will be credited to the account of, or paid currently to, a Participant receiving an Award of Deferred Stock.  Unless otherwise provided by the Committee at the grant date, (i) any cash dividends or distributions credited to the Participant’s account shall be deemed to have been invested in additional Deferred Stock on the record date established for the related dividend or distribution in an amount equal to the greatest whole number which may be obtained by dividing (A) the value of such dividend or distribution on the record date by (B) the Fair Market Value of one share of Common Stock on such date, and such additional Deferred Stock shall be subject to the same terms and conditions as are applicable in respect of the Deferred Stock with respect to which such dividends or distributions were payable, and (ii) if any such dividends or distributions are paid in shares of Common Stock or other securities, such shares and other securities shall be subject to the same Restriction Period and other restrictions as apply to the Deferred Stock with respect to which they were paid.  A Participant shall not have any rights as a stockholder in respect of Deferred Stock awarded pursuant to the Plan (including, without limitation, the right to vote on any matter submitted to the Company’s stockholders) until such time as the shares of Common Stock attributable to such Deferred Stock have been issued to such Participant or his beneficiary.

8.3           Restrictions on Transferability.  Unless and until the Company issues a certificate or certificates to a Participant for shares of Common Stock in respect of his or her Award of Deferred Stock, no Deferred Stock may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated.  Any attempt by a Participant, directly or indirectly, to offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Deferred Stock or any interest therein or any rights relating thereto without complying with the provisions of the Plan, including this Section 8.3, shall be void and of no effect.

8.4           Vesting.  Unless the Committee provides otherwise at the grant date, the portion of each Award of Deferred Stock that consists of freestanding Deferred Stock, together with any Dividend Equivalents credited with respect thereto, will be subject to a Restriction Period that shall lapse based on the performance of a minimum period of service or the occurrence of any event or events, including a Change in Control, as the Committee shall determine, either at the grant date.  Notwithstanding the immediately preceding sentence, the Committee may accelerate the lapse of the Restriction Period of any freestanding Deferred Stock at or after the grant date.  The portion of each Award of Deferred Stock that consists of elective Deferred Stock, together with any Dividend Equivalents credited with respect thereto, shall not be subject to any Restriction Period and shall be non-forfeitable at all times.

8.5           Settlement.  Subject to Articles X and XIII, and the last sentence of Section 8.1, unless the Committee determines otherwise at the grant date, the Company shall issue a certificate or certificates for the shares of Common Stock underlying any of a Participant’s freestanding Deferred Stock (and related Dividend Equivalents) for which the Restriction Period shall have lapsed on or prior to the date of such Participant’s termination of employment with the Company and any Subsidiary, other than a termination for Cause, as soon as administratively practicable, but not later than 75 days, following the date of such termination of employment (or such later date as may be elected by the Participant in accordance with Section 8.6).  In the event of the termination of a Participant’s employment with the Company and the Subsidiaries for Cause, the Participant shall immediately forfeit all rights with respect to any shares of freestanding Deferred Stock (and related Dividend Equivalents) credited to his account, whether or not the Restriction Period shall have then lapsed.  Subject to Articles X and XIII, and the last sentence of Section 8.1, the Company shall issue a certificate or certificates for the shares of Common Stock underlying any of a Participant’s elective Deferred Stock (and related Dividend Equivalents) credited to such Participant’s account under the Plan as soon as administratively practicable, but not later than 75 days, following the date of such Participant’s termination of employment (or such later date as may be elected by the Participant in accordance with Section 8.6).  The Committee may provide in the Award Agreement applicable to any Award of Deferred Stock that, in lieu of issuing shares of Common Stock in settlement of any Deferred Stock, the Committee may direct the Company to pay to the Participant the Fair Market Value of the shares of Common Stock corresponding to such Deferred Stock in cash.  For each share of Common Stock received in settlement of Deferred Stock, the Company shall deliver to the Participant a certificate representing such share of Common Stock, bearing appropriate legends, if applicable.

8.6           Further Deferral Elections.  A Participant may elect to further defer receipt of shares of Common Stock issuable in respect of Deferred Stock (or an installment of an Award) for a specified period or until a specified event, subject in each case to the Committee’s approval and to such terms as are determined by the Committee, all in its sole discretion; provided, that any such deferral election is made (i) at least 12 months prior to the date the Restriction Period would otherwise lapse, (ii) pursuant to a written election that defers receipt (except in the case of death or Disability) of such shares of Common Stock or cash otherwise so deliverable to a date that is not less than five years after the date the Restriction Period would have otherwise lapsed; and (iii) at least 12 months passes from the date the election is made to the date such election takes effect.  A further deferral opportunity does not have to be made available to all Participants, and different terms and conditions may apply with respect to the further deferral opportunities made available to different Participants.

Article IX
FORFEITURE

Unless otherwise determined by the Committee at the grant date, notwithstanding anything contained in this Plan or any Award Agreement to the contrary, if (i) during the Participant’s employment with the Company or any Subsidiary, (ii) during any post-termination period where Options or Stock Appreciation Rights may be exercised, or where the Restriction Period may continue to lapse, or (iii) during the period ending one (1) year after the expiration of any such post-termination period (the date such period expires, the “One-Year Date”), the Participant, except with the prior written consent of the Committee,

(a)           directly or indirectly, owns any interest in, operates, joins, controls or participates as a partner, director, principal, officer, or agent of, enters into the employment of, acts as a consultant to, or performs any services for any entity which has operations that compete with any business of the Company and the Subsidiaries in which the Participant was employed (in any capacity) in any jurisdiction in which such business is engaged, or in which any of the Company and the Subsidiaries have documented plans to become engaged of which the Participant has knowledge at the time of the Participant’s termination of employment (the “Business”), except where (x) the Participant’s interest or association with such entity is unrelated to the Business, (y) such entity’s gross revenue from the Business is less than 10% of such entity’s total gross revenue, and (z) the Participant’s interest is directly or indirectly less than two percent (2%) of the Business;

(b)           directly or indirectly, solicits for employment, employs or otherwise interferes with the relationship of the Company or any of its Affiliates with any natural person throughout the world who is or was employed by or otherwise engaged to perform services for the Company or any of its Affiliates at any time during the Participant’s employment with the Company or any Subsidiary (in the case of any such activity during such time) or during the twelve-month period preceding such solicitation, employment or interference (in the case of any such activity after the termination of the Participant’s employment);

(c)           directly or indirectly, discloses or misuses any confidential information of the Company or any of its Affiliates (such activities to be collectively referred to as “Wrongful Conduct”), then any Awards granted to the Participant hereunder, to the extent they remain unexercised (in the case of Options and Stock Appreciation Rights) or subject to any Restriction Period (in the case of Performance Stock, Performance Units, Restricted Stock or Restricted Stock Units), or pursuant to which any shares of Common Stock are to be issued in the future (in the case of Deferred Stock), shall automatically terminate and be canceled as of the date on which the Participant first engaged in such Wrongful Conduct and, in such case and in the case of the Participant’s termination by the Company or any Subsidiary for Cause, the Participant shall pay to the Company in cash any Financial Gain the Participant realized from exercising all or a portion of the Participant’s Options and Stock Appreciation Rights, from the lapse of the Restriction Period on all or a portion of the Participant’s Performance Stock, Performance Units, Restricted Stock of Restricted Stock Units or from the issuance of all or a portion of the Participant’s Deferred Stock, in each case, within the period commencing six (6) months prior to the termination of the Participant’s employment and ending on the One-Year Date (such period, the “Wrongful Conduct Period”).

For purposes of this Article IX, “Financial Gain” shall equal, on each date of (x) exercise in the case of Options and Stock Appreciation Rights, (y) the lapse of the Restriction Period in the case of Performance Stock, Performance Units, Restrict Stock or Restricted Stock Units, or (z) issuance of shares of Common Stock in the case of Deferred Stock in each case, occurring during the Wrongful Conduct Period,

(i)            with respect to Options, the excess of (A) the greater of (I) the Fair Market Value on the date of exercise and (II) the Fair Market Value on the date of sale of the Option shares, over (B) the exercise price, multiplied by the number of shares of Common Stock for which the Award was so exercised (without reduction for any shares of Common Stock surrendered or attested to),

(ii)           with respect to Stock Appreciation Rights, the excess of (A) the Fair Market Value on the date of exercise, over (B) the exercise price, multiplied by the number of shares of Common Stock for which the Award was so exercised, and

(iii)          with respect to all other Awards, the greater of (A) the Fair Market Value on the date of lapse of the Restriction Period in the case of Performance Stock, Performance Units, Restricted Stock or Restricted Stock Units or issuance of shares of Common Stock in the case of Deferred Stock, and (B) the Fair Market Value on the date of sale of the shares of Common Stock issued in respect of such Award, multiplied by the number of shares so issued or no longer subject to the Restriction Period, as the case may be (without reduction for any shares of Common Stock surrendered or attested to).

Unless otherwise determined by the Committee at the grant date, each Award Agreement shall provide for the Participant’s consent to and authorization of the Company and the Subsidiaries to deduct from any amounts payable by such entities to such Participant any amounts the Participant owes to the Company under this Article IX.  This right of set-off is in addition to any other remedies the Company may have against the Participant for the Participant’s breach of this Article IX.  The Participant’s obligations under this Article IX shall be cumulative (but not duplicative) of any similar obligations the Participant has under this Plan, any Award Agreement or any other agreement with the Company or any Subsidiary.

Article X
Change in Control

10.1         Accelerated Vesting and Payment.

(a)           In General.  Unless the Committee otherwise determines in the manner set forth in Section 10.2, upon the occurrence of a Change in Control, (i) all Options and Stock Appreciation Rights shall become exercisable, (ii) the Restriction Period on all Restricted Stock, Restricted Stock Units and freestanding Deferred Stock shall lapse immediately prior to such Change of Control, (iii) shares of Common Stock underlying Awards of Restricted Stock Units and Deferred Stock shall be issued to each Participant then holding such Award immediately prior to such Change in Control.

(b)           Performance Stock and Performance Units.  Unless otherwise determined by the Committee at the grant date, in the event of a Change in Control, (i) any Performance Period in progress at the time of the Change in Control for which Performance Stock or Performance Units are outstanding shall end effective upon the occurrence of such Change in Control and (ii) all Participants granted such Awards shall be deemed to have earned a pro rata award equal to the product of (A) such Participant’s target award opportunity with respect to such Award for the Performance Period in question and (B) the percentage of performance objectives achieved as of the date on which the Change in Control occurs.  Shares of Common Stock underlying such Awards to the extent such Awards shall be deemed to have been earned, shall be issued to each Participant then holding such Awards immediately prior to such Change of Control.  Any Performance Stock and Performance Units for which the applicable pro rated performance objectives have not been achieved shall be forfeited and canceled as of the date of such Change in Control.

(c)           Timing of Payments.  Except to the extent provided in Sections 10.1(a) or (b), payment of any amounts calculated in accordance with Sections 10.1(a) and (b) shall be made in cash or, if determined by the Committee (as constituted immediately prior to the Change in Control), in shares of the common stock of the New Employer having an aggregate fair market value equal to such amount and shall be payable in full, as soon as reasonably practicable, but in no event later than 30 days, following the Change in Control.  For purposes hereof, the fair market value of one share of common stock of the New Employer shall be determined by the Committee (as constituted immediately prior to the consummation of the transaction constituting the Change in Control), in good faith.

10.2         Alternative Awards.  Notwithstanding Section 10.1, no cancellation, termination, acceleration of exercisability or vesting, lapse of any Restriction Period or settlement or other payment shall occur with respect to any outstanding Option, Stock Appreciation Right or Restricted Stock, if the Committee (as constituted immediately prior to the consummation of the transaction constituting the Change in Control) reasonably determines, in good faith, prior to the Change in Control that such outstanding Awards shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted Award being hereinafter referred to as an “Alternative Award”) by the New Employer, provided that any Alternative Award must:

(i)            be based on shares of voting common stock that are traded on an established U.S. securities market;
(ii)           provide the Participant (or each Participant in a class of Participants) with rights and entitlements substantially equivalent to the rights, terms and conditions applicable under such Award, including, but not limited to, an identical exercise or vesting schedule and identical timing and methods of payment;
(iii)          have substantially equivalent economic value to such Award (determined at the time of the Change in Control);
(iv)          have terms and conditions which provide that in the event that the Participant suffers an involuntary termination within two years following the Change in Control any conditions on the Participant’s rights under, or any restrictions on transfer or exercisability applicable to, each such Award held by such Participant shall be waived or shall lapse, as the case may be; and
(v)           not be subject to the requirements of section 409A of the Code.

10.3         Termination of Employment Prior to Change in Control.  In the event that any Change in Control occurs as a result of any transaction described in clause (iii) or (v) of the definition of such term, any Participant whose employment is terminated due to death or Disability on or after the date, if any, on which the shareholders of the Company approve such Change in Control transaction, but prior to the consummation thereof, shall be treated, solely for purposes of this Plan (including, without limitation, this Article X), as continuing in the Company’s employment until the occurrence of such Change in Control, and to have been terminated immediately thereafter.

Article XI
Stockholder Rights

Notwithstanding anything to the contrary in the Plan, no Participant or Permitted Transferee shall have any voting or other rights as a stockholder of the Company with respect to any Common Stock covered by any Award until the issuance of a certificate or certificates to the Participant for such Common Stock.  No adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such certificate or certificates.

Article XII
Effective Date, Amendment, Modification,
and Termination of Plan

The Plan shall be effective upon its adoption by the Board and approval by a majority of the stockholders of the Company, and shall continue in effect, unless sooner terminated pursuant to this Article XII, until the tenth anniversary of the date on which it is adopted by the Board (except as to Awards outstanding on that date).  The Board or the Committee may at any time terminate or suspend the Plan, and from time to time may amend or modify the Plan; provided that without the approval by a majority of the votes cast at a meeting of shareholders at which a quorum representing a majority of the shares of the Company entitled to vote generally in the election of Directors is present in person or by proxy, no amendment or modification to the Plan may (i) materially increase the benefits accruing to Participants, (ii) except as otherwise expressly provided in Section 4.4, materially increase the number of shares of Common Stock subject to the Plan or the individual Award limitations specified in Section 4.3, (iii) materially modify the requirements for participation in the Plan, or (iv) amend, modify, terminate or suspend Section 5.6 (repricing prohibition) or this Article XII.

No amendment, modification, or termination of the Plan shall in any manner adversely affect any Award theretofore granted under the Plan, without the consent of the Participant; provided, that, notwithstanding anything to the contrary contained in this Plan, without a Participant’s consent, the Board or the Committee may amend (such amendment to have the minimum economic effect necessary, as determined by the Board or the Committee in its sold discretion) the Plan, any Award or any Award Agreement in such manner as may be necessary or appropriate to either (A) exempt the Award from section 409A of the Code in the case of Options, Stock Appreciation Rights, Performance Shares or Restricted Shares, or (B) comply with the requirements of section 409A of the Code in the case of Performance Units, Restricted Stock Units or Deferred Stock, including, but not limited to, by delaying the payment of cash or the issuance of any shares of Common Stock to any “specified employee” (within the meaning of section 409A of the Code) upon the termination of such specified employee’s employment to the extent required.

Article XIII
Miscellaneous Provisions

13.1         Nontransferability of Awards.  No Award shall be assignable or transferable except by will or the laws of descent and distribution; provided that the Committee may permit (on such terms and conditions as it shall establish) in its sole discretion a Participant to transfer an Award for no consideration to the Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests (individually, a “Permitted Transferee”).  Except to the extent required by law, no Award shall be subject to any lien, obligation or liability of the Participant.  All rights with respect to Awards granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant or, if applicable, his or her Permitted Transferee(s).  The rights of a Permitted Transferee shall be limited to the rights conveyed to such Permitted Transferee, who shall be subject to and bound by the terms of the agreement or agreements between the Participant and the Company.

13.2         Beneficiary Designation.  Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his or her death.  Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime.  In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to or exercised by the Participant’s surviving spouse, if any, or otherwise to or by his or her estate.

13.3         No Guarantee of Employment or Participation.  Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment at any time, nor to confer upon any Participant any right to continue in the employ of the Company or any Subsidiary.  No Employee shall have a right to be selected as a Participant, or, having been so selected, to receive any future Awards.

13.4         Tax Withholding.  The Company shall have the right and power to deduct from all amounts paid to a Participant in cash or shares (whether under this Plan or otherwise) or to require a Participant to remit to the Company promptly upon notification of the amount due, an amount (which may include shares of Common Stock) to satisfy the minimum federal, state or local or foreign taxes or other obligations required by law to be withheld with respect thereto with respect to any Award under this Plan.  In the case of any Award satisfied in the form of shares of Common Stock, no shares of Common Stock shall be issued unless and until arrangements satisfactory to the Committee shall have been made to satisfy the statutory minimum withholding tax obligations applicable with respect to such Award.  Without limiting the generality of the foregoing, the Company shall have the right to retain, or the Committee may, subject to such terms and conditions as it may establish from time to time, permit Participants to elect to tender, shares of Common Stock (including shares of Common Stock issuable in respect of an Award) to satisfy, in whole or in part, the amount required to be withheld (provided that such amount shall not be in excess of the minimum amount required to satisfy the statutory withholding tax obligations).

13.5         Compliance with Legal and Exchange Requirements.  The Plan, the granting and exercising of Awards thereunder, and any obligations of the Company under the Plan, shall be subject to all applicable federal and state laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Common Stock is listed.  The Company, in its discretion, may postpone the granting and exercising of Awards, the issuance or delivery of shares of Common Stock under any Award or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Shares or other required action under any federal or state law, rule, or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of shares of Common Stock in compliance with applicable laws, rules, and regulations.  The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue shares of Common Stock in violation of any such laws, rules, or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards.  Neither the Company nor its directors or officers shall have any obligation or liability to a Participant with respect to any Award (or shares of Common Stock issuable thereunder) (i) that shall lapse because of such postponement or (ii) for any failure to comply with the requirements of any applicable law, rules or regulations, including, but not limited to, any failure to comply with the requirements of section 409A of the Code.

13.6         Indemnification.  Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be made a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf.  The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

13.7         No Limitation on Compensation.  Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the Plan.

13.8         Deferrals Due to Section 162(m).   The Committee may postpone the exercising of Awards, the issuance or delivery of Common Stock under any Award or any action permitted under the Plan to prevent the Company or any Subsidiary from being denied a Federal income tax deduction with respect to any Award other than an ISO; provided, that such deferral satisfies the requirements of section 409A of the Code.

13.9         Governing Law.  The Plan shall be construed in accordance with and governed by the laws of the State of New York, without reference to principles of conflict of laws which would require application of the law of another jurisdiction, except to the extent that the corporate law of the State of Delaware specifically and mandatorily applies.

13.10       Severability; Blue Pencil.  In the event that any one or more of the provisions of this Plan shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.  If, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.

13.11       No Impact On Benefits.  Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy or program.

13.12       No Constraint on Corporate Action.  Nothing in this Plan shall be construed (i) to limit, impair or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets or (ii) to limit the right or power of the Company, or any Subsidiary to take any action which such entity deems to be necessary or appropriate.

13.13       Headings and Captions.  The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.